Exhibit 2D

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our by-laws, which are incorporated by reference as an exhibit to the Annual Report on Form 20-F of which this Exhibit is a part. We encourage you to read the by-laws for additional information.
Issued Share Capital
The Bank has a single series of capital stock, which amounts to Ch$891,302,881,691, divided into 188,446,126,794 registered shares with no par value. The capital stock is fully subscribed for, deposited, and paid up. Each share represents one vote and there are no special classes of shares with different rights. Our by-laws do not include any condition that is more significant than required by law to change the right of shareholders.
Shareholder rights in a Chilean bank that is also an open stock (public) corporation are governed by (1) the corporation’s estatutos, which effectively serve the purpose of both the articles or certificate of incorporation and the by-laws of a company incorporated in the United States, (2) the General Banking Law and (3) to the extent not inconsistent with the General Banking Law, by the provisions of Chilean Companies Law applicable to open stock corporations, except for certain provisions that are expressly excluded. Article 137 of the Chilean Companies Law provides that all provisions of the Chilean Companies Law take precedence over any contrary provision in a corporation’s estatutos. Both the Chilean Companies Law and our estatutos provide that legal actions by shareholders against us (or our officers or directors) to enforce their rights as shareholders or by one shareholder against another in their capacity as such are to be brought in Chile in arbitration proceedings.
Meetings and Voting Rights
The shareholders shall meet in Ordinary or Extraordinary Shareholders’ Meetings held in Santiago. The resolutions adopted at a validly summoned and convened Shareholders’ Meeting, in conformity with the by-laws, shall be binding on all of the shareholders.
The Ordinary Shareholders’ Meetings shall be held annually on the dates determined by the Board within the first four months following the date of the annual balance sheet. There shall be an Extraordinary Shareholders’ Meeting whenever the company’s needs so require. The meetings shall be summoned by the Board at its own initiative or at the request of shareholders representing at least 10% of the issued shares having a legal right to vote. If in this circumstance, the Board, and through it the Chairman, refuses to issue a summons, the Financial Markets Commission (“FMC”) may be requested to do so.
The summons to a Shareholders’ Meeting shall be given through a prominent notice to be published three times on different days in the Santiago newspaper which has been chosen at the Ordinary Shareholders’ Meeting, and in the absence of agreement or in the event of a suspension or disappearance of the designated newspaper’s circulation, in the Official Journal, at the time, in the form, and under the conditions stipulated by the Regulations of the Chilean Companies Law. Summonses to Extraordinary Shareholders’ Meetings shall state the topics which will be submitted to them. The summons to a meeting shall likewise be announced through a letter sent to the shareholders a minimum of fifteen days in advance of the date set for the meeting, which must contain a reference to the topics to be addressed at it. Failure to send said letter shall not invalidate the summons, without prejudice to legal liabilities. On a date no later than that of the first notice of a summons for an Ordinary Shareholders’ Meeting, each shareholder must be sent a copy of the Bank’s Annual Report and Balance Sheet, including the auditors’ opinion and its respective notes.
Quorum for Shareholders’ Meetings shall be established by the presence of as many shareholders as represent, directly or by proxy, at least an absolute majority of the issued voting shares. If said quorum is not satisfied, a new summons shall be given, for a meeting which must be scheduled to be held in the manner prescribed in Article 37 of our by-laws, indicating that it is a second summons and scheduling the new meeting to be held within the forty five days subsequent to the date scheduled for the meeting that was not held due to a lack of quorum. A meeting called by a second summons shall lawfully convene with the number of issued voting shares present or represented thereat.
In the absence of a special rule, a Shareholders’ Meeting resolution shall be adopted by an absolute majority of the voting shares present or represented.
The Ordinary Shareholders’ Meetings have the following responsibilities: (a) deliberate and resolve on the Annual Report and Balance Sheet which must be submitted by the Board; (b) annually designate an external auditing firm in conformity with the provisions of law to report on the balance sheet and comply with the legal requirements; (c) elect the members of the Board when appropriate pursuant to our by-laws; (d) resolve the distribution of the liquid profits or earnings for each fiscal year, and at the Board’s request, order the distribution of a dividend to the shareholders as of the end of each fiscal year, as prescribed in the by-laws; and (e) in general, deliberate and pass resolutions on any other topic of corporate interest which is not reserved to an Extraordinary Shareholders’ Meeting. The revocation of all the Board members elected by the shareholders and the designation of their replacements may be resolved at an Ordinary or Extraordinary Shareholders’ Meeting, but any individual or collective revocation of one or more Board members would accordingly be invalid.
The Extraordinary Shareholders’ Meetings are reserved for certain topics indicated by law or by our by-laws. Resolutions on the topics indicated in the notice of meeting may be adopted at Extraordinary Shareholders’ Meetings.
The shareholders may have themselves represented at Meetings by another person, whether a shareholder or not, as is stipulated in the Chilean Companies Law.
A record of the deliberations and resolutions at any Shareholders’ Meeting shall be made in a special minute book to be kept by the Secretary, if any, or in his or her absence by the Bank’s General Manager. The minutes shall be signed by the Chairman or the person who performs his or her functions, by the Secretary and three shareholders elected by the Meeting, or by all the persons present if they number fewer than three. In the event of death, refusal, or impediment to signing the minutes on the part of any of the persons who must do so, a record of the impediment shall be made at the foot thereof. An extract of the minutes shall be made to record what happened at the meeting, and an official copy of the following data shall necessarily be made: the names of the shareholders present and the number of shares owned or represented by each of them (a brief summary of any objections may be omitted if it is attached to the same page or roll of attendance), a list of the proposals submitted for discussion and the results of the votes taken, and the list of the shareholders who voted for or against. Solely by the unanimous consent of the persons present may a record of any event occurring at the meeting that is related to the company’s interests be deleted from the minutes.
The persons present at any Shareholders’ Meetings shall sign a roll of attendance on which they shall indicate the number of shares the signatory holds, the number of shares he represents, and the name of the shareholder he represents.
In general, Chilean law does not require a Chilean open stock corporation to provide the level and type of information that U.S. securities laws require a reporting company to provide to its shareholders in connection with a solicitation of proxies. However, shareholders are entitled to examine the books of the bank within the 15-day period before the ordinary annual meeting. In addition to these requirements, we regularly provide, and management currently intends to continue to provide, together with the notice of shareholders’ meeting, a proposal for the final annual dividend.
Election of Directors
The Board of Directors consists of nine directors and two alternates, elected by shareholder vote at Ordinary Shareholders’ Meetings. The directors may be either shareholders or non-shareholders of the Bank. There is no age limit for directors.
The directors shall hold office for three years and may be indefinitely re-elected, and their terms of office shall be renewed in their entirety at the conclusion of each term of office. If the Ordinary Shareholders’ Meeting at which periodic elections of directors occur is not held at the stipulated time for any reason, the incumbency of those who have completed their terms shall be understood to be extended until their replacements are appointed, and the Board shall be obligated to summon a Shareholders’ Meeting to make said appointments within thirty days.
In the elections of directors, each shareholder shall have one vote per share held or represented, and may cast all such votes in favor a single candidate or distribute them as deemed convenient; those who receive the largest number of votes in an election shall be proclaimed as elected, until the number of persons to be elected is reached. Elections of principal and alternate directors must be held separately. To proceed to a vote, the Chairman and the Secretary, jointly with the persons who have previously been designated at the Ordinary Shareholders’ Meeting to sign the minutes thereof, must make a documentary record of the votes which are cast through voice vote by the shareholders present, according to the list of attendance. However, any shareholder shall be entitled to vote on a ballot signed by him, stating whether he signs on his own behalf or as a proxy. In any event, to facilitate the casting or speed of a vote, the Chairman of the Bank or the FMC, if applicable, may order an alternative procedure or permit either a voice vote or a ballot vote, or any other procedure stipulated as adequate for the purpose. In counting the results, the Chairman shall read out the votes cast aloud so that all the persons present can count the votes themselves and the truthfulness of the result can be verified. The Secretary shall add up the votes and the Chairman shall announce the candidates that receive the largest majorities and proclaim them thereby elected, until the number of persons to be elected is reached. The Secretary shall place the document reflecting the vote count, signed by the persons responsible for taking note of the votes cast, as well as the ballots delivered by the shareholders who did not vote by voice, in an envelope which shall be closed and sealed with the corporate seal, and shall be kept on file at the Bank for at least two years.
Every election to the Board, or every change to the composition of the Board, must be recorded in a public deed executed before a Notary, published in a Santiago newspaper, and reported to the FMC by sending an authorized copy of the respective public deed. The appointments of the General Manager and Assistant Deputy Manager must likewise be reported and converted into a public deed.
Vacancies that arise when a director ceases to be able to perform his or her duties, either because he becomes subject to any conflict of interest, limitation, or legal disqualification or because he is subject to a pending insolvency procedure for liquidation, or due to impossibility of serving, unjustified absence, death, resignation, or for another legal cause, shall be filled in the following manner: (a) vacancies of principal directors by alternate directors; and (b) in case of vacancies of alternate directors because of the application or circumstances not provided for in letter (a) above, or vacancies of principal directors which could not be filled as provided for in this letter because the alternate directors have become principal directors, the appropriate replacements shall be appointed at the first board of directors meeting to be held. The directors so designated shall remain in office until the next Ordinary Shareholders’ Meeting, at which the definitive appointments shall be made for the time remaining to complete the replaced directors’ terms.
Amendments

Our bylaws may only be amended at an Extraordinary Shareholders meeting held before a notary public.

Annual Report, Balance Sheet, and Distribution of Profits
A Balance Sheet shall be drawn up as of the thirty-first day of December of each year, to be submitted to the Ordinary Shareholders’ Meeting for its consideration, jointly with the Annual Report. The Balance Sheet and Statement of Income shall be published in conformity with the currently applicable legal and regulatory provisions. The approval or rejection of such financial statements is entirely within our shareholders’ discretion. If our shareholders reject our financial statements, our Board of Directors must submit new financial statements no later than 60 days from the date of such rejection. If our shareholders reject our new financial statements, our entire Board of Directors is deemed removed from office and a new Board of Directors is elected at the same meeting. Directors who individually approved such rejected financial statements are disqualified for re-election for the ensuing period.
The profits attributable to shareholders reflected in the Balance Sheet shall be applied preferentially to absorb prior-year losses. The balance which is earned shall be allocated as may be resolved by the Shareholders’ Meeting, at the Board’s recommendation, to: (a) an increase of the effective capital, the formation of a fund for future capitalizations or dividends, or other special reserve funds; these uses shall receive the amounts the Meeting deems convenient, in conformity with the limits and obligations prescribed by law; and (b) the distribution of dividends to the shareholders in proportion to their shareholdings.
Under the Chilean Corporations Law, Chilean companies are generally required to distribute at least 30.0% of their earnings as dividends. No dividends of a bank above the legal minimum can be distributed if doing so would result in the bank exceeding its ratio of regulatory capital to risk-weighted assets and shareholders’ equity to total assets
Dividends that are declared but not paid by the date set for payment at the time of declaration are adjusted from the date set for payment to the date such dividends are actually paid, and they accrue interest. A dividend entitlement lapses after 5 years and the funds go to the Chilean Treasury.
We may declare a dividend in cash or in shares. When a share dividend is declared above the legal minimum (which minimum must be paid in cash), our shareholders must be given the option to elect to receive cash. For more information, please see “—Preemptive Rights and Increases of Share Capital.”
Liquidation and Appraisal Rights
The Bank may be dissolved and liquidated if it is so resolved at an Extraordinary Shareholders’ Meeting, with the favorable vote of at least two thirds of the issued voting shares, and approved by the FMC.
Once the voluntary dissolution to which the preceding article refers has been resolved, the Shareholders’ Meeting at which it is resolved shall appoint a committee of three shareholders to proceed to the company’s liquidation. The liquidating committee so created shall act with the powers and obligations, which the by-laws confer on the Board, and it shall keep the shareholders informed of the liquidation’s progress, shall summon Ordinary Shareholders’ Meetings on the dates scheduled for them, being authorized to likewise summon Extraordinary Shareholders’ Meetings. In all other respects the provisions of the Commercial Code, the applicable provisions of the Chilean Companies Law, and the corporate regulations which govern the company shall be followed. In accordance with the General Banking Law, our shareholders do not have appraisal rights.

Arbitration
Any difficulty which may arise between the Bank and any of the shareholders or directors, or between such persons, in connection with the application of the by-laws or the recognition of the existence, nonexistence, validity, nullity, construction, performance or breach, dissolution, liquidation, or any other cause shall be submitted to resolution by two arbitrators at law and in equity, who shall rule without subsequent appeal, one of whom shall be appointed by each party. If they cannot reach agreement, the parties shall appoint a third arbitrator to resolve the discord. If there is no agreement for the third arbitrator’s appointment, the two previously appointed arbitrators shall make the designation. If either party refuses to participate in the appointment of arbitrators or, after they have been appointed, there is no agreement on the ruling and neither the parties nor the arbitrators have designated the third arbitrator to resolve the discord, the designation of said arbitrator, if any, or of the third participant in discord, shall be made by the Ordinary Court of Justice, and the person so designated must necessarily be one who has held or currently holds the position of attorney and member of the Honorable Supreme Court.
Capitalization
Under Chilean law, the shareholders of a company, acting at an extraordinary shareholders’ meeting, have the power to authorize an increase in such company’s capital. When an investor subscribes for issued shares, the shares are registered in such investor’s name, even if not paid for, and the investor is treated as a shareholder for all purposes except with regard to receipt of dividends and the return of capital, provided that the shareholders may, by amending the by-laws, also grant the right to receive dividends or distributions of capital. The investor becomes eligible to receive dividends and returns of capital once it has paid for the shares (if it has paid for only a portion of such shares, it is entitled to reserve a corresponding pro-rata portion of the dividends declared and/or returns of capital with respect to such shares unless the company’s by-laws provide otherwise). If an investor does not pay for shares for which it has subscribed on or prior to the date agreed upon for payment, the company is entitled under Chilean law to auction the shares on the stock exchange and collect the difference, if any, between the subscription price and the auction proceeds. However, until such shares are sold at auction, the subscriber continues to exercise all the rights of a shareholder (except the right to receive dividends and return of capital).
Article 22 of the Chilean Corporations Law states that the purchaser of shares of a company implicitly accepts its by-laws and any agreements adopted at shareholders’ meetings.
Ownership Restrictions
Under Article 12 of the Chilean Securities Market Law and the regulations of the FMC, shareholders of open stock corporations are required to report the following to the FMC and the Chilean stock exchanges:

•any direct or indirect acquisition or sale of shares that results in the holder’s acquiring or disposing, directly or indirectly, 10.0% or more of an open stock corporation’s share capital; and
•any direct or indirect acquisition or sale of shares or options to buy or sell shares, in any amount, if made by a holder of 10.0% or more of an open stock corporation’s capital or if made by a director, liquidator, main officer, general manager or manager of such corporation.
In addition, majority shareholders must include in their report whether their purpose is to acquire control of the company or if they are making a financial investment.
Under Article 54 of the Chilean Securities Market Law and the regulations of the FMC, persons or entities intending to acquire control, directly or indirectly, of an open stock corporation, regardless of the acquisition vehicle or procedure, and including acquisitions made through direct subscriptions or private transactions, are also required to inform the public of such acquisition at least 10 business days before the date on which the transaction is to be completed, but in any case, as soon as negotiations regarding the change of control begin (i.e., when information and documents concerning the target are delivered to the potential acquirer) through a filing with the FMC, the stock exchanges and the companies controlled by and that control the target and through a notice published in two Chilean newspapers, which notice must disclose, among other information, the person or entity purchasing or selling and the price and conditions of any negotiations.
Prior to such publication, a written communication to such effect must be sent to the target corporation, to the controlling corporation, to the corporations controlled by the target corporation, to the FMC, and to the Chilean stock exchanges on which the securities are listed.
In addition to the foregoing, Article 54A of the Chilean Securities Market Law requires that within two business days of the completion of the transactions pursuant to which a person has acquired control of a publicly traded company, a notice shall be published in the same newspapers in which the notice referred to above was published and notices shall be sent to the same persons mentioned in the preceding paragraphs.
The provisions of the aforementioned articles do not apply whenever the acquisition is being made through a tender or exchange offer.
Title XXV of the Chilean Securities Market Law on tender offers and the regulations of the the FMC provide that the following transactions must be carried out through a tender offer:
•an offer which allows a person to take control of a publicly traded company, unless (i) the shares are being sold by a controlling shareholder of such company at a price in cash which is not substantially higher than the market price and the shares of such company are actively traded on a stock exchange and (ii) those shares are acquired (a) through a capital increase, (b) as a consequence of a merger, (c) by inheritance or (d) through a forced sale; and

•an offer for a controlling percentage of the shares of a listed company if such person intends to take control of the parent company (whether listed or not) of such listed company, to the extent that the listed company represents 75.0% or more of the consolidated net worth of the parent company.
In addition, Article 199 of the Chilean Securities Market Law requires that whenever a controlling shareholder acquires two thirds of the voting shares of a listed company, such controlling shareholder must offer to purchase the remaining shares from the non-controlling shareholders in a tender offer.
Article 200 of the Chilean Securities Market Law prohibits any shareholder that has taken control of a publicly traded company to acquire, for a period of 12 months from the date of the transaction in which it gained control of the publicly traded company, a number of shares equal to or greater than 3.0% of the outstanding issued shares of the target without making a tender offer at a price per share not lower than the price paid at the time of taking control. Should the acquisition from the other shareholders of the company be made on a stock exchange and on a pro rata basis, the controlling shareholder may purchase a higher percentage of shares, if so permitted by the regulations of the stock exchange.
Title XV of the Chilean Securities Market Law sets forth the basis to determine what constitutes a controlling power, a direct holding and a related party. The Chilean Securities Market Law defines control as the power of a person or group of persons acting (either directly or through other entities or persons) pursuant to a joint action agreement, to direct the majority of the votes at the shareholders’ meetings of the corporation, to elect the majority of members of its Board of Directors, or to influence the management of the corporation significantly. Significant influence is deemed to exist in respect of the person or group of persons with an agreement to act jointly that holds, directly or indirectly, at least 25.0% of the voting share capital, unless:
•another person or group of persons acting pursuant to joint action agreement, directly or indirectly, controls a stake equal to or greater than the percentage controlled by such person or group of persons;
•the person or group does not control, directly or indirectly, more than 40.0% of the voting share capital and the percentage controlled is lower than the sum of the shares held by other shareholders holding more than 5.0% of the share capital (either directly or pursuant to a joint action agreement); or
•in cases where the FMC has ruled otherwise, based on the distribution or atomization of the overall shareholding.
According to the Chilean Securities Market Law, a joint action agreement is an agreement among two or more parties which, directly or indirectly, own shares in a corporation at the same time and whereby they agree to participate with the same interest in the management of the corporation or in taking control of the same. The law presumes that such an agreement exists between:
•a principal and its agents;
•spouses and relatives within certain degrees of kinship;

•entities within the same business group; and
•an entity and its controller or any of the members of the controller.
Likewise, the FMC may determine that a joint action agreement exists between two or more entities considering, among other things, the number of companies in which they participate and the frequency with which they vote identically in the election of directors, appointment of managers and other resolutions passed at extraordinary shareholders’ meetings.
According to Article 96 of the Chilean Securities Market Law, a business group is a group of entities with such ties in their ownership, management or credit liabilities that it may be assumed that the economic and financial action of such members is directed by, or subordinated to, the joint interests of the group, or that there are common credit risks in the credits granted to, or in the acquisition of securities issued by, them. According to the Chilean Securities Market Law, the following entities are part of the same business group:
•a company and its controller;
•all the companies with a common controller together with that controller;
•all the entities that the FMC declares to be part of the business group due to one or more of the following reasons:
•a substantial part of the assets of the company is involved in the business group, whether as investments in securities, equity rights, loans or guaranties;
•the company has a significant level of indebtedness and the business group has a material participation as a lender or guarantor;
•any member of a group of controlling entities of a company mentioned in the first two bullets above and there are grounds to include it in the business group; or
•the company is controlled by a member of a group of controlling entities and there are grounds to include it in the business group.
Article 36 of the General Banking Law states that as a matter of public policy, no person or company may acquire, directly or indirectly, more than 10.0% of the shares of a bank without the prior authorization of the FMC, which may not be unreasonably withheld. In the absence of such authorization, any person or group of persons acting in concert would not be permitted to exercise voting rights with respect to the shares acquired. In determining whether or not to issue such an authorization, the FMC considers a number of factors enumerated in Article 28 of the General Banking Law, including, among others (i) the financial stability of the purchasing party and (ii) the legitimacy of the purchasing party.
According to Article 35bis of the General Banking Law, the prior authorization of the FMC is required for:
•the merger of two or more banks;

•the acquisition of all or a substantial portion of a banks’ assets and liabilities by another bank;
•the control by the same person, or controlling group, of two or more banks; or
•a substantial increase in the existing control of a bank by a controlling shareholder of that bank.
The FMC may deny its authorization with an accompanying resolution recording the specific reasons for denying the authorization and with the agreement of a majority of the Board of Directors of the Central Bank, provided there is notice of such agreement within 10 banking business days (which may be extended under Law 18,840).
Finally, according to the regulations of the FMC, Chilean banks that issue ADSs are required to inform the FMC if any person, directly or indirectly, acquires ADSs representing 5.0% or more of the total amount of shares of capital stock issued by such bank.
Article 16bis of the General Banking Law provides that the individuals or legal entities that, individually or with other people, directly control a bank and who individually own more than 10.0% of its shares must send to the FMC reliable information on their financial situation with the content and in the opportunity set forth in a general rule issued by the FMC, which will not exceed the information required for open-stock corporations (sociedad anónima abierta).
There are no limitations for non-resident or foreign shareholders to hold or exercise voting rights on the securities.
Preemptive Rights and Increases of Share Capital
The Chilean Corporations Law provides that whenever a Chilean company issues new shares for cash, it must offer its existing shareholders the right to purchase a number of shares sufficient to maintain their existing ownership percentages in the company. According to our by-laws, options for subscription of capital increases must be offered on a preemptive basis to the shareholders, in proportion to the number of shares each shareholder owns, and the released shares which are issued shall be distributed in the same proportion. Pursuant to this requirement, preemptive rights in connection with any future issue of shares will be offered by us to the shareholders.
Under Chilean law, preemptive rights are exercisable or freely transferable by shareholders during a period that cannot be less than 30 days following the grant of such rights. During such period, and for an additional 30-day period thereafter, a Chilean corporation is not permitted to offer any unsubscribed shares for sale to third parties on terms which are more favorable than those offered to its shareholders. At the end of such additional 30-day period, a Chilean open stock corporation is authorized to sell unsubscribed shares to third parties on any terms, provided they are sold on a Chilean stock exchange. Unsubscribed shares that are not sold on a Chilean stock exchange can be sold to third parties only on terms no more favorable for the purchaser than those offered to shareholders.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
The following description of our American depositary shares (the “ADSs”) is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Second Amended and Restated Deposit Agreement (the “Deposit Agreement”) among Banco Santander Chile (the “Bank”), JPMorgan Chase Bank, N.A. (the “Depositary”) the holders from time to time of American depositary receipts (the “ADRs”) issued thereunder evidencing ADSs, which is incorporated by reference as an exhibit to the Form 20-F of which this Exhibit is a part. We encourage you to read the Deposit Agreement for additional information.

American Depositary Shares
The Depositary executes and delivers ADRs. Each ADR is a certificate evidencing a specific number of ADSs. Each ADS represents 400 shares of common stock of the Bank. Each ADS also represents any other securities, cash or other property that may be held by the Depositary. The Depositary’s office is located at 270 Park Avenue, Floor 8, New York, N.Y. 10017. Our ADSs are currently traded on the NYSE under the symbol “BSAC.”
ADS holders are not treated as shareholders and do not have shareholder rights. Chilean law governs shareholder rights. The Depositary is the holder of the shares underlying the ADSs. ADS holders have ADS holder rights. The Deposit Agreement sets out ADS holder rights as well as the rights and obligations of the Depositary. New York law governs the Deposit Agreement and the ADSs.
Deposit of Shares
In connection with the deposit of shares under the Deposit Agreement, the Depositary or its custodian may require the following in a form satisfactory to it: (i) a written order directing the Depositary to issue to, or upon the written order of, the person or persons designated in such order ADRs evidencing the number of ADSs representing such deposited shares; (ii) proper endorsements or duly executed instruments of transfer in respect of such deposited shares; (iii) instruments assigning to the Depositary or its custodian any distribution on or in respect of such deposited shares or indemnity therefor; and (iv) proxies entitling the custodian to vote such deposited shares.. In addition, no shares shall be accepted for deposit hereunder unless accompanied by evidence satisfactory to the Depositary that the deposit has been authorized by the Central Bank of Chile (unless and until the Bank provides the Depositary with evidence satisfactory to it that such authorization is no longer necessary).

After any such deposit of shares, the custodian shall notify the Depositary of such deposit and of the information contained in any related delivery order. After receiving such notice from the custodian, the Depositary, subject to the Deposit Agreement, shall properly issue at its office, to or upon the order of any person named in such notice, an

ADR or ADRs registered as requested and evidencing the aggregate ADSs to which such person is entitled. At the request, risk and expense of the person depositing shares or rights to receive shares, the Depositary may accept such shares and/or deposits for forwarding to the custodian and may deliver ADRs at a place other than its office.

Withdrawal, Delivery and Transfer of shares

In connection with any surrender of ADRs for withdrawal of shares represented by the ADSs evidenced thereby, the Depositary may require proper endorsement in blank of any certificated ADRs evidencing such ADSs and/or duly executed instruments of transfer of such ADSs in blank, together with the holder's written order directing the Depositary to cause the shares represented by such ADSs to be withdrawn and delivered to, or upon the written order of, any person designated in such order.
At the request, risk and expense of the holder hereof, the Depositary may deliver such shares at a place other than its office.

Distributions on Shares; Sales

Subject to certain limitations described in the Deposit Agreement, to the extent practicable, the Depositary will distribute to each holder entitled thereto on the record date set by the Depositary therefor at such holder's address shown on the ADR Register, in proportion to the number of shares (on which the following distributions on shares are received by the Custodian) represented by ADSs evidenced by such holder's ADRs:

Cash
Any U.S. dollars available to the Depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof, on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being permissible or practicable with respect to certain holders, and (iii) deduction of the Depositary's and/or its agents' fees and expenses in (1) converting any foreign currency to U.S. dollars by sale or in such other manner as the Depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner.

To the extent that any of the shares is not or shall not be entitled, by reason of its date of issuance, or otherwise, to receive the full amount of such cash dividend, distribution, or net proceeds of sales, the Depositary shall make appropriate adjustments in the amounts distributed to the holders issued in respect of such shares. To the extent the Bank or the Depositary shall be required to withhold and does withhold from any cash dividend, distribution or net proceeds from sales in respect of any shares an amount on account of taxes, the amount distributed on the ADSs issued in respect of such shares shall be reduced accordingly.

To the extent the Depositary determines in its discretion that it would not be permitted by applicable law, rule or regulation, or it would not otherwise be practicable, to convert foreign currency into U.S. dollars and/or distribute such U.S. dollars to any or all of the holders entitled thereto, the Depositary may in its discretion distribute some or all of the foreign currency received by the Depositary as it deems permissible and practicable to, or retain and hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the holders entitled to receive the same.

Shares
Additional ADRs evidencing whole ADSs representing any shares available to the Depositary resulting from a dividend or free distribution on shares consisting of shares (a "Share Distribution") and (ii) U.S. dollars available to it resulting from the net proceeds of public or private sales of shares received in a Share Distribution, which Shares would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of Cash.

Rights
Warrants or other instruments in the discretion of the Depositary representing rights to acquire additional ADRs in respect of any rights to subscribe for additional shares or rights of any nature available to the Depositary as a result of a distribution on shares ("Rights"), to the extent that the Bank timely furnishes to the Depositary evidence satisfactory to the Depositary that the Depositary may lawfully distribute the same (the Bank has no obligation to so furnish such evidence), or to the extent the Bank does not so furnish such evidence and sales of Rights are practicable, any U.S. dollars available to the Depositary from the net proceeds of the public or private sales of Rights as in the case of Cash, or to the extent the Bank does not so furnish such evidence and/or such sales cannot practicably be accomplished by reason of the non-transferability of the Rights, limited markets therefor, their short duration or otherwise, nothing (and any Rights may lapse).
Other Distributions
Securities or property available to the Depositary resulting from any distribution on shares other than Cash, Share Distributions and Rights ("Other Distributions"), by any means that the Depositary may deem equitable and practicable, or (ii) to the extent the Depositary deems distribution of such securities or property not to be equitable and practicable, any U.S. dollars available to the Depositary from the net proceeds of public or private sales of Other Distributions as in the case of Cash.

To the extent that the Depositary determines in its discretion that any distribution pursuant to the Deposit Agreement would not be permissible by applicable law, rule or regulation, or is not otherwise practicable with respect to any or all holders, the

Depositary may in its discretion make such distribution as it so deems permissible and practicable, including the distribution of some or all of any Cash, foreign currency, securities or other property (or appropriate documents evidencing the right to receive some or all of any such Cash, foreign currency, securities or other property), and/or the Depositary may retain and hold some or all of such Cash, foreign currency, securities or other property as shares with respect to the applicable holders' ADRs (without liability for interest thereon or the investment thereof).

To the extent the Depositary retains and holds any Cash, foreign currency, securities or other property as permitted under the Deposit Agreement, any and all fees, charges and expenses related to, or arising from, the holding thereof shall be paid from such Cash, foreign currency, securities or other property, or the net proceeds from the sale thereof, thereby reducing the amount so held hereunder.

Sales
In all instances where the Deposit Agreement or the form of ADR refers to a "sale" (or words of similar import) of securities or property, the Depositary may, but shall not be obligated, to effect any such sale unless the securities to be sold are listed and publicly traded on a securities exchange or there is a public market for the property to be sold. To the extent the securities are not so listed and publicly traded or there is no public market for the property so distributed by the Bank:

(i) the Depositary shall, in the event the Deposit Agreement is terminated and the Depositary holds shares that are not listed and publicly traded or property for which there is no public market after the termination, act in accordance with the provisions described under “—Termination” in respect of such securities and property; and

(ii) in the event the Depositary or its Custodian receives (A) an Other Distribution consisting of securities or property that are not distributed by the Depositary or (B) a distribution of Rights, the Depositary will not terminate the Deposit Agreement but, in lieu of termination, the Depositary will, in the case of an Other Distribution, be deemed to have sold the aggregate number of securities and/or property so received for nominal value and shall have no obligation to distribute such securities or any proceeds from the deemed sale thereof to the holders and, in the case of Rights, allow such Rights to lapse.

Furthermore, in the event the Depositary endeavors to make a sale of shares, other securities or property, such securities and/or property may be sold in a block sale or single lot transaction.

Voting Rights

As soon as practicable after receipt of notice of any meeting at which the holders of shares are entitled to vote, or of solicitation of consents or proxies from holders of shares, the Depositary shall fix the ADS record date in accordance with the procedures described under “—Redemption,” provided that if the Depositary receives a written request from the Bank in a timely manner and at least thirty (30) days prior to the date of such vote or meeting, the Depositary shall, at the Bank's expense, distribute to holders a notice stating (i) final information particular to such vote and meeting and any solicitation materials, (ii) that each holder on the record date set by the Depositary will, subject to any applicable provisions of the laws of the Republic of Chile, be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the shares represented by the ADSs evidenced by such holder's ADRs and (iii) the manner in which such instructions may be given or deemed given in accordance with the Deposit Agreement, including instructions to give a discretionary proxy to a person designated by the Bank.

Voting of shares.

The Depositary shall, in the manner and on or before the time established by the Depositary for such purpose, endeavor to vote or cause to be voted the shares represented by the ADSs evidenced by such holders' ADRs in accordance with such instructions insofar as practicable and permitted under the provisions of or governing shares. The Depositary will not itself exercise any voting discretion in respect of any shares.
To the extent that (A) the Depositary has been provided with at least thirty (30) days' notice of the proposed meeting from the Bank, (B) the voting notice will be received by all holders and beneficial owners no less than ten (10) days prior to the date of the meeting and/or the cut-off date for the solicitation of consents, and (C) the Depositary does not receive instructions on a particular agenda item from a holder (including, without limitation, any entity or entities acting on behalf of the nominee for DTC) in a timely manner, such holder shall be deemed, and the Depositary is instructed to deem such holder, to have instructed the Depositary to give a discretionary proxy for such agenda item(s) to a person designated by the Bank to vote the shares represented by the ADSs for which actual instructions were not so given by all such holders on such agenda item(s), provided that no such instruction shall be deemed given and no discretionary proxy shall be given unless (1) the Bank informs the Depositary in writing that (a) it wishes such proxy to be given with respect to such agenda item(s), (b) there is no substantial opposition existing with respect to such agenda item(s) and (c) such agenda item(s), if approved, would not materially or adversely affect the rights of holders of Shares.

Record Dates

The Depositary may, after consultation with the Bank if practicable, fix a record date (which, to the extent applicable, shall be as near as practicable to any corresponding record date set by the Bank) for the determination of the holders who shall be responsible for the fee assessed by the Depositary for administration of the ADR program and for any expenses provided for in the Deposit Agreement as well as for the determination of the holders who shall be entitled to receive any distribution on or in respect of shares, to give instructions for the exercise of any voting rights, to receive any notice or to act or be obligated in respect of other matters and only such Holders shall be so entitled or obligated.

Charges

The Depositary may charge each person to whom ADSs are issued and each person surrendering ADSs for withdrawal of deposited securities in any manner permitted by the Deposit Agreement or whose ADSs are cancelled or reduced for any other reason. The Depositary may also charge certain other additional fees to ADS holders. See “Item 12. Description of Securities Other than Equity Securities—D. American Depositary Shares” of the Form 20-F for more information.

Payment of Taxes

If any tax or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the Depositary with respect to this ADR, any shares represented by the ADSs evidenced hereby or any distribution thereon, such tax or other governmental charge shall be paid by the holder hereof to the Depositary and by holding or owning, or having held or owned, ADRs or any ADSs evidenced thereby, the holder and all beneficial owners thereof, and all prior holders and beneficial owners thereof, shall indemnify, defend and save harmless each of the Depositary and its agents in respect of such tax or other governmental charge.

Neither the Depositary, nor any of its agents, shall be liable to holders or beneficial owners of the ADSs and ADRs for failure of any of them to comply with applicable tax laws, rules and/or regulations.

Notwithstanding the Depositary's right to seek payment from current and former holders and beneficial owners, the holder(s) and beneficial owner(s) of ADRs (and all prior holder(s) and beneficial owner(s) thereof) acknowledge and agree that the Depositary has no obligation to seek payment of amounts owing under the Deposit Agreemnent from any current or former beneficial owner. The Depositary may refuse to effect any registration, registration of transfer, split-up or combination hereof or any withdrawal of such shares until such payment is made.

The Depositary may also deduct from any distributions on or in respect of shares, or may sell by public or private sale for the account of holders of ADRs any part or all of such shares, and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, and the holder of such ADR will remain liable for any deficiency, and shall reduce the number of ADSs evidenced by such ADR to reflect any such sales of shares. In connection with any distribution to holders, the Bank will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Bank; and the Depositary and the custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Depositary or the custodian.

In the event that the Depositary determines that any distribution in property (including shares and rights to subscribe therefor) is subject to any tax or other governmental charge which the Depositary or the custodian is obligated to withhold, the Depositary shall withhold the amount required to be withheld and may by public or private sale dispose of all or a portion of such property (including shares and rights to subscribe therefor) in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes and/or charges and the Depositary shall distribute the net proceeds of any such sale after deduction of such taxes and/or charges or the balance of any such property to the holders entitled thereto in proportion to the number of ADSs held by them respectively.

Compliance with Chilean Law

Pursuant to Circular Letter N° 1,375 of the FMC dated February 12, 1998, as amended, holders are deemed, for certain purposes of Chilean law, to be treated as holders of shares. Accordingly, holders shall, as a matter of Chilean law, be obligated to comply with the requirements of Articles 12 and 54 and Title XV of Law 18,045 of Chile and applicable FMC regulations. Article 12 requires, among other things, that holders and beneficial owners who directly or indirectly own 10% or more of the total share capital of the Bank (or who may attain such percentage ownership through an acquisition of shares), or the directors, liquidators, principal executives or managers of such holders or beneficial owners, must report to the FMC and the stock exchanges in Chile on which the shares are listed: (i) any direct or indirect acquisition or sale of ADSs; and (i) any direct or indirect acquisition or sale of any contract or security whose price or results depend on or are conditioned in whole or in part on the price of the Bank’s shares. The information must be provided not later than the day following the effectiveness of the acquisition or sale.

Article 54 requires, among other things, that any holder or beneficial owner intending to acquire control, directly or indirectly (as defined in Title XV of Law 18,045) of the Bank (a) send a written notice of such intention to the Bank, to the Bank’s controllers, to companies controlled by the Bank, to the FMC and to the stock exchanges in Chile on which the shares are listed, and, (b) publish a notice of such intention in two newspapers in Chile and on the website of the holder(s) intending to acquire control (to the extent such website exists). Such written communications and publications must be made at least ten (10) business days prior to the date of intended acquisition of control, and in any event, as soon as negotiations pursuing control have been formalized or confidential documentation of the Bank has been provided. Within two (2) business days following the acquisition of control, the holder or beneficial owner, as the case may be, must publish a notice in the same newspapers in which the intention of control was published and send written communications to the same entities listed above.

Redemption

Upon receipt of notice from the Bank that it intends to exercise its right of redemption in respect of any of the shares, and a satisfactory opinion of counsel, the Depositary shall mail to each holder a notice setting forth the Bank’s intention to exercise the redemption rights and any other particulars set forth in the Bank's notice to the Depositary. Upon receipt of confirmation that the redemption has taken place and that funds representing the redemption price have been received, the Depositary shall convert, transfer, distribute the proceeds (net of applicable fees and charges of, and expenses incurred by, the Depositary, and taxes, in each case, to the extent permitted by the provisions of the Deposit Agreement), retire ADSs and cancel ADRs upon delivery of such ADSs by holders thereof upon the terms of the Deposit Agreement. If less than all outstanding shares are redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as may be determined by the Depositary. The amount to be paid to holders on account of such redemption shall be the dollar equivalent of the per share amount received by the Depositary (adjusted to reflect the ADSs-to-shares ratio) upon the redemption of the shares represented by ADSs cancelled as a result of such redemption, less the fees and charges of, and expenses incurred by, the Depositary, and any applicable taxes, including, without limitation, those amounts owing to the Depositary pursuant to the Deposit Agreement.

Substitution of ADRs

The Depositary shall execute and deliver a new ADR in exchange and substitution for any mutilated certificated ADR upon cancellation thereof or in lieu of and in substitution for such destroyed, lost or stolen certificated ADR, unless the Depositary has notice that such ADR has been acquired by a bona fide purchaser, upon the holder thereof filing with the Depositary a request for such execution and delivery and a sufficient indemnity bond and satisfying any other reasonable requirements imposed by the Depositary.

Cancellation and Destruction of ADRs

All ADRs surrendered to the Depositary shall be cancelled by the Depositary. The Depositary is authorized to destroy ADRs in certificated form so cancelled in accordance with its customary practices.

Amendment

The ADRs and the Deposit Agreement may be amended by the Bank and the Depositary, provided that any amendment that imposes or increases any fees on a per ADS basis, charges or expenses (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, the transaction fee per cancellation request, applicable delivery expenses or other such fees, charges or expenses), or that shall otherwise prejudice any substantial existing right of holders or beneficial owners, shall become effective thirty (30) days after notice of such amendment shall have been given to the holders. Every holder and beneficial owner at the time any amendment to the Deposit Agreement so becomes effective shall be deemed, by continuing to hold such ADR or interest therein, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the holder of any ADR to surrender such ADR and receive the shares represented thereby, except in order to comply with mandatory provisions of applicable law.

Any amendments or supplements that (i) are reasonably necessary (as agreed by the Bank and the Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by holders, shall be deemed not to prejudice any substantial rights of holders or beneficial owners.

Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement or the form of ADR to ensure compliance therewith, the Bank and the Depositary may amend or supplement the Deposit Agreement and the ADR at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to holders or within any other period of time as required for compliance.

Notice of any amendment to the Deposit Agreement or the form of ADRs shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the Holders identifies a means for holders and beneficial owners to retrieve or receive the text of such amendment (i.e., upon retrieval from the Commission's, the Depositary's or the Bank's website or upon request from the Depositary).

Termination

The Depositary shall, at any time at the written direction of the Bank, terminate the Deposit Agreement by mailing notice of such termination to the Holders at least thirty (30) days prior to the termination date (the “Termination Date”).

The Depositary may also terminate the Deposit Agreement by mailing notice of such termination to the holders at least thirty (30) days prior to the Termination Date if (A) sixty (60) days shall have expired after the date on which the Depositary provides notice of its resignation to the Bank (the “Removal Notice Date”) and a successor Depositary shall not be operating under the Deposit Agreement, (B) sixty (60) days shall have expired after the Removal Notice Date and a successor Depositary shall not be operating under the Deposit Agreement, (C) the Bank is bankrupt, in liquidation proceedings or insolvent, (D) the ADRs are delisted from a "national securities exchange" (that has registered with the Commission under Section 6 of the Securities Exchange Act of 1934), (E) the shares cease to be listed on an internationally recognized stock exchange, (F) the Bank effects (or will effect) a redemption of all or substantially all of theshares, or a cash or share distribution representing a return of all or substantially all of the value of the shares, (G) there are no shares with respect to ADSs remaining, including if the shares are cancelled, or the shares have been deemed to have no value, or (H) there occurs a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of shares.

Additionally, the Depositary may immediately terminate the Deposit Agreement, without prior notice to the Bank, any holder or beneficial owner or any other person if (A) required by any law, rule or regulation relating to sanctions by any governmental authority or body, (B) the Depositary would be subject to liability under or pursuant to any law, rule or regulation, or (C) required by any governmental authority or body, in each case as determined by the Depositary in its reasonable discretion.

After the Termination Date, the Depositary and its agents will perform no further acts under the Deposit Agreement and this ADR, except to receive and hold (or sell) distributions on shares, deliver shares being withdrawn and to take such actions as provided in the next two paragraphs, in each case subject to payment to the Depositary of the applicable fees and expenses.

After the Termination Date, if the shares are listed and publicly traded on a securities exchange and the Depositary believes that it is able, permissible and practicable to sell the shares without undue effort, then, the Depositary may endeavor to publicly or privately sell (as long as it may lawfully do so) the shares, which sale may be effected in a block sale/single lot transaction and, after the settlement of such sale(s), to the extent legally permissible and practicable, distribute or hold in an account (which may be a segregated or unsegregated account) the net proceeds of such sale(s), less any amounts owing to the Depositary (including, without limitation, cancellation fees), together with any other cash then held by it under the Deposit Agreement, in trust, without liability for interest, for the pro rata benefit of the Holders entitled thereto. If the Depositary sells the shares, the Depositary shall be discharged from all, and cease to have any, obligations under the Deposit Agreement and the ADRs after making such sale, except to account for such net proceeds and other cash.

However, if the shares are not listed and publicly traded on a securities exchange after the Termination Date, or if, for any reason, the Depositary does not sell the shares, the Depositary shall use its reasonable efforts to ensure that the ADSs cease to be DTC eligible and that neither DTC nor any of its nominees shall thereafter be a Holder. At such time as the ADSs cease to be DTC eligible and/or neither DTC nor any of its nominees is a Holder, to the extent the Bank is not, to the Depositary's knowledge, insolvent or in bankruptcy or liquidation, the Depositary shall: (A) cancel all outstanding ADRs, (B) request DTC to provide the Depositary with information on those holding ADSs through DTC and, upon receipt thereof, revise the ADR Register to reflect the information provided by DTC, (C) instruct its Custodian to deliver all shares to the Bank, a subsidiary or affiliate or registered office provider of the Bank (the subsidiary or affiliate or registered office provider being the "Bank Representative") or an independent trust company engaged by the Bank (the "Trustee") to hold those shares in trust for the beneficial owners of the ADRs if the Bank is not permitted to hold any of the shares under applicable law and/or the Bank has directed the Depositary to deliver such shares to a Bank Representative or Trustee along with a stock transfer form and/or such other instruments of transfer covering such shares as are needed under applicable law, in either case referring to the names set forth on the ADR Register, and (D) provide the Bank with a copy of the ADR Register (which copy may be sent by email or by any means permitted under the notice provisions of the Deposit Agreement).

Upon receipt of any instrument of transfer covering such shares, any applicable share certificate or indemnity for lost share certificate and the ADR Register, the Bank shall: (I) approve the transfer of the shares previously represented by their ADRs to the persons listed on the ADR Register (as applicable), (II) procure the relevant updates to the register of members of the Bank to reflect the transfer of the shares previously represented by their ADRs to the persons listed on the ADR Register (as applicable) and (III) provide the Depositary with a certified copy of the updated register of members of the Bank.

To the extent the Depositary reasonably believes that the Bank is insolvent, or if the Bank is in receivership, has filed for bankruptcy and/or is otherwise in restructuring, administration or liquidation, and in any such case the shares are not listed and publicly traded on a securities exchange after the Termination Date, or if, for any reason, the Depositary believes it is not able to or cannot practicably sell the shares promptly and without undue effort, the shares shall be deemed to have no value (and such holders shall be deemed to have instructed the Depositary that the shares have no value). The Depositary may, but shall not be obligated to, and the holders irrevocably consent and agree that the Depositary may instruct its Custodian to deliver all shares to the Bank (acting, as applicable by its administrator, receiver, administrative receiver, liquidator, provisional liquidator, restructuring officer, interim restructuring officer, trustee, controller or other entity overseeing the bankruptcy, insolvency, administration, restructuring or liquidation process) and notify the Bank that the shares are surrendered for no consideration. The Bank shall, subject to applicable law, promptly accept the surrender of the shares for no consideration and deliver to the Depositary a written notice confirming (A) the acceptance of the surrender of the shares for no consideration and (B) the cancellation of such shares. Promptly after notifying the Bank that the shares are surrendered for no consideration and irrespective of whether the Bank has complied with the immediately preceding sentence, the Depositary shall notify holders that their ADSs have been cancelled with no consideration being payable to holders.

Upon the Depositary's compliance with the obligations described above, the Depositary and its agents shall be discharged from all, and cease to have any, obligations under the Deposit Agreement and the ADRs.

Limitations on Obligations and Liability

The Deposit Agreement expressly limits the Bank’s obligations and the obligations of the Depositary. It also limits the Bank’s liability and the liability of the Depositary. The Bank and the Depositary:

•incur or assume no liability (including, without limitation, to holders or beneficial owners) (A) if any present or future law, rule, regulation, fiat, order or decree of the United States, the Republic of Chile or any other country or jurisdiction, or of any governmental or regulatory authority (including any action by the Central Bank under the Chapter XIV of the Compendium of Foreign Exchange Regulations of the Central Bank or otherwise) or any securities exchange or market or automated quotation system, the provisions of or governing any shares, any present or future provision of the Bank’s charter, any act of God, war, terrorism, epidemic, pandemic, nationalization, expropriation, currency restrictions, extraordinary market conditions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, cyber, ransomware or malware attack, computer failure or circumstance beyond its direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the Deposit Agreement or this ADR provides shall be done or performed by it or them (including, without limitation, voting), or (B) by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or things which by the terms of the Deposit Agreement it is provided shall or may be done or performed or any exercise or failure to exercise any discretion given it in the Deposit Agreement or this ADR (including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable);

•in the case of the Bank and its agents hereunder be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any shares, the ADSs or the ADRs, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required;
•are not liable (including, without limitation, to holders or beneficial owners) for any action or inaction by it in reliance upon the advice of or information from any legal counsel, any accountant, any person presenting shares for deposit, any holder, or any other person believed by it to be competent to give such advice or information and/or, in the case of the Depositary, the Bank provided that the foregoing shall not apply to the Bank’s indemnification obligations under the Deposit Agreement;

•may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed by them to be genuine and to have been signed, presented or given by the proper party or parties;

•are not liable for the acts or omissions of any securities depository, clearing agency or settlement system;

•are not liable for the failure by any holder or beneficial owner to obtain the benefits of credits or refunds of non-U.S. tax paid against such holder's or beneficial owner's income tax liability; and

•are not liable for any tax or tax consequences that may be incurred by holders or beneficial owners on account of their ownership or disposition of the ADRs or ADSs, including without limitation, tax consequences resulting from the Bank (or any of its subsidiaries) being treated as a “Passive Foreign Investment Company” (as defined in the U.S. Internal Revenue Code of 1986, as amended and the regulations issued thereunder) or otherwise.

In addition, the Depositary:

•shall be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any shares, the ADSs or this ADR;

•incur or assume no liability (including, without limitation, to holders or beneficial owners) except to perform its obligations to the extent they are specifically set forth in this ADR and the Deposit Agreement without gross negligence or willful misconduct and the Depositary shall not be a fiduciary or have any fiduciary duty to holders or beneficial owners;

•shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system;

•shall be under no obligation to inform holders or beneficial owners about the requirements of the laws, rules or regulations or any changes therein or thereto of any country or jurisdiction or of any governmental or regulatory authority or any securities exchange or market or automated quotation system;

•shall not have any liability for the price received in connection with any public or private sale of securities (including, without limitation, for any sale made at a nominal price), the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale;

•shall not incur any liability in connection with or arising from any failure, inability or refusal by the Bank or any other party, including any share registrar, transfer agent or other agent appointed by the Bank, the Depositary or any other party, to process any transfer, delivery or distribution of cash, shares, other securities or other property, including without limitation upon the termination of the Deposit Agreement, or otherwise to comply with any provisions of the Deposit Agreement that are applicable to it;

•may rely upon instructions from the Bank or its counsel in respect of any approval or license required for any currency conversion, transfer or distribution;

•shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary; and

•shall not incur any liability for the content of any information submitted to it by or on behalf of the Bank for distribution to the holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the shares, for the validity or worth of the shares, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the Deposit Agreement or for the failure or timeliness of any notice from the Bank.

In the Deposit Agreement, the Bank and the Depositary agree to indemnify each other under certain circumstances.

Certain Limitations to Registration, Transfer, etc.
Prior to the issue, registration, registration of transfer, split-up or combination of any ADR, the delivery of any distribution in respect thereof, or the withdrawal of any shares, and from time to time, the Bank, the Depositary or the custodian may require:

(a) payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares upon any applicable register and (iii) any applicable charges of the ADR pursuant to the Deposit Agreement;

(b) the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial or other ownership of, or interest in, any securities, compliance with applicable law, regulations, provisions of or governing the shares, including, without limitation, applicable laws and rules of the DCV and terms of the Deposit Agreement and the ADRs, as it may deem necessary or proper; and

(c) compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement or as the Depositary believes are required, necessary or advisable in order to facilitate compliance with any applicable laws, rules and regulations, including, without limitation those of the of the Central Bank of Chile.
The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal and delivery of shares may be suspended, generally or in particular instances, when the ADR register or any register for shares is closed or when any such action is deemed required, necessary or advisable by the Depositary for any reason.

Right to Receive the Shares Underlying your ADRs

ADR holders have the right to cancel their ADRs and withdraw the underlying shares at any time except:

•when temporary delays arise because the Bank or the Depositary has closed its transfer books;

•when an ADR holder owes money to pay fees, taxes and similar charges; or

•when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the Deposit Agreement.

Disclosure of Interests

To the extent that the provisions of or governing any shares may require disclosure of or impose limits on beneficial or other ownership of, or interest in, shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, holders and beneficial owners shall be required to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable Bank instructions in respect thereof.